FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 to

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2007

SECURITIES REGISTERED *

(As of close of fiscal year)

Amounts as to

Names of

Title of issue

which registration

exchanges on

is effective

which registered

________________________  ê ____________________________  ê ________________________

N/A

N/A

N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

JOHN MCNAB

Canadian Consulate General

1251 Avenue of the Americas

New York, NY  10020

Copies to:

   CHRISTOPHER J. CUMMINGS

    LEONARD LEE-WHITE

  Shearman & Sterling LLP

Assistant Deputy Minister

        Commerce Court West

      Treasury Division

     199 Bay Street, Suite 4405

   Province of New Brunswick

 Toronto, ON Canada M5L1E8                                                                                        P.O. Box 6000

  Fredericton, NB Canada E3B5H1

*  The Registrant is filing this amendment to its annual report on a voluntary basis.

PROVINCE OF NEW BRUNSWICK

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2007  (the “Annual Report”) as follows:

The following additional exhibits are added to the Annual Report:

Exhibit 99.6

The Audited Financial Statements referred to as Public Accounts Volume 1 of the Province of New Brunswick for the period ended March 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, New Brunswick, Canada on the 9th day of October, 2008.

PROVINCE OF NEW BRUNSWICK

By     /s/ Leonard Lee-White

---------------------------------------------

Name: Leonard Lee-White

Title:

Assistant Deputy Minister

EXHIBIT INDEX

Exhibit 99.6

The Audited Financial Statements referred to as Public Accounts Volume 1 of the Province of New Brunswick for the period ended March 31, 2008.